Exhibit 99.1

BANCORP OF NEW JERSEY, INC. ANNOUNCES RECORD QUARTERLY NET INCOME AND BREAKS $800 MILLION IN ASSETS

July 29, 2015

Fort Lee, NJ - Bancorp of New Jersey, Inc. (NYSE MKT:  BKJ) (the “Company”), holding company for Bank of New Jersey, reported record quarterly net income for the quarter ended June 30, 2015. Total assets, total loans, and total deposits each reached period-end record levels at June 30, 2015 as well.  Net income for the six months ended June 30, 2015 reached $2.4 million compared to net income of $1.9 million for the six months ended June 30, 2014. This represents an increase of approximately 24.1% in net income, or approximately $469 thousand. Earnings per diluted share were $0.41 for the six months ended June 30, 2015 compared to $0.36 per diluted share for the six months ended June 30, 2014, an increase of $0.05 or 13.9%. Net income for the second quarter of 2015 was approximately $1.3 million, representing an increase of approximately 20.0%, or approximately $216 thousand, from approximately $1.1 million for the second quarter of 2014. Earnings per diluted share were $0.21 for the quarter ended June 30, 2015, an increase of $0.01, or 5%, from the diluted earnings per share of $0.20 for the quarter ended June 30, 2014. The net income generated during the second quarter represents the company’s thirty-fifth consecutive quarter of profitability.

During the six months ended June 30, 2015, net interest income increased by $2.1 million, or 20.9%, reaching $11.9 million from $9.9 million for the six months ended June 30, 2015. During the second quarter of 2015, net interest income was $6.1 million and represented an increase of approximately $971 thousand, or 19.1%, from $5.1 million for the second quarter of 2014. The increased net interest income is primarily driven by interest income from loans as a result of increased loan production and higher average loan balances. During the first six months of 2015, noninterest expense, net, increased by $1.6 million, or 27.3%, reaching $7.5 million from $5.9 million for the first six months of 2014. During the second quarter of 2015, noninterest expense, net increased by $716 thousand, or 24.1%, and reached $3.7 million as compared to $3.0 million for the second quarter of 2014. The increase in noninterest expense, net, is primarily due to increased operating costs associated with the Company’s growth, including additional staffing costs in operations and compliance, and costs associated with enhanced technology and functionality of its electronic banking products. For the six months ended June 30, 2015, the provision for loan losses was $783 thousand, compared to provision for loan losses of $784 thousand, for the six months ended June 30, 2014. For the quarter ended June 30, 2015, the provision for loan losses was $413 thousand, compared to provision for loan losses of $344 thousand, for the three months ended June 30, 2014.

Bancorp of New Jersey’s total assets reached a record level $803.0 million at June 30, 2015, compared to $743.7 million at December 31, 2014. Total loans reached a record level $651.6 million at June 30, 2015, compared to $634.0 million at December 31, 2014, representing an increase of $17.6 million, or 2.8%. Total deposits increased to a record level of $700.0 million at June 30, 2015 from $649.0 million at December 31, 2014, an increase of $51.0 million, or 7.9%. Stockholder’s equity increased to $71.2 million at June 30, 2015, from approximately $59.9 million at December 31, 2014, which was driven by the period’s net income, cash dividends to stockholders, and approximately $9.5 million in additional capital contributed to Bancorp of New Jersey as a result of a private placement of common stock completed in March 2015.

Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services.  The Bank currently has 9 branch offices located in Fort Lee (3 locations), Hackensack, Haworth, Harrington Park, Englewood, Cliffside Park, and Woodcliff Lake, all in Bergen County, NJ.  Construction continues on a tenth location in Englewood Cliffs, NJ. All locations are in Bergen County, NJ.

For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-944-8600.

If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net

Forward-Looking Statements

This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements.  These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time.  Actual results could differ materially from those expected or implied by such forward-looking statements.  Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements include economic conditions affecting the financial industry; changes in interest rates and shape of the yield curve; credit risk associated with our lending activities; risks relating to our market area, significant real estate collateral and the real estate market; operating, legal and regulatory risk; fiscal and monetary policy; economic, political and competitive forces affecting our business; and that management’s analysis of these risks and factors could be incorrect, and/or that the strategies developed to address them could be unsuccessful.  Any statements made that are not historical facts should be considered to be forward-looking statements.  You should not place undue reliance on any forward-looking statements.  We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Bancorp of New Jersey, Inc.

Financial Highlights

(unaudited)

(dollars in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
INCOME STATEMENT	2015	2014	2015	2014
Net Interest Income	$6,060	$5,089	$11,935	$9,868
Provision for Loan Losses	413	344	783	784
Noninterest Expense, net	3,689	2,973	7,474	5,869
Pretax Income	1,958	1,772	3,678	3,215
Tax Expense	664	694	1,260	1,266
Net Income	$1,294	$1,078	$2,418	$1,949

Basic Earnings per Share	$0.21	$0.20	$0.41	$0.36
Diluted Earnings per Share	$0.21	$0.20	$0.41	$0.36

Weighted Average Shares —Basic	6,240	5,368	5,951	5,355
Weighted Average Shares —Diluted	6,257	5,436	5,967	5,424

SELECTED BALANCE SHEET DATA AT END OF PERIOD	6/30/2015	12/31/2014
Total Loans	$651,574	$633,958
Allowance for Loan Losses	7,878	7,192
Investment Securities	66,692	76,536
Total Assets	802,941	743,688
Total Deposits	700,005	648,974
Stockholders’ Equity	71,243	59,894